UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                             Rotech Healthcare Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    778669101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               November 14, 2007**
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** This Schedule 13G is being filed solely for the purpose of amending an existing Schedule 13D relating to Rotech Healthcare Inc. (the "Issuer") to reflect the fact that on November 14, 2007, Jason Mudrick, the portfolio manager of Contrarian Equity Fund, L.P. and other investment management clients of Contrarian Capital Management, L.L.C., resigned as a director of the Issuer. Since the filing of the Schedule 13D on April 25, 2007, there have been no transactions in the shares of the Issuer by Contrarian Equity Fund, L.P., Contrarian Capital Fund I, L.P., and Contrarian Capital Management, L.L.C.

CUSIP No. 778669101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Contrarian Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     577,031

6.   SHARED VOTING POWER

     4,472,500

7.   SOLE DISPOSITIVE POWER

     577,031

8.   SHARED DISPOSITIVE POWER

     4,472,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,049,536

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.80%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA

CUSIP No. 778669101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Contrarian Equity Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,539,370

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,539,370

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,539,370

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.96%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 778669101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Contrarian Capital Fund I, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,933,135

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,933,135

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,933,135

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.58%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 778669101
          ---------

Item 1(a).  Name of Issuer:

            Rotech Healthcare Inc.
            ____________________________________________________________________

      (b).  Address of Issuer's Principal Executive Offices:

            2600 Technology Drive
            Suite 300
            Orlando, Florida 32804
            ____________________________________________________________________

Item 2(a).  Name, Principal Business Address, and Citizenship of Persons Filing:

            Contrarian Capital Management, L.L.C.
            411 West Putnam Avenue, Suite 225
            Greenwich, CT 06830

            Contrarian Equity Fund, L.P.
            c/o Contrarian Capital Management, L.L.C.
            411 West Putnam Avenue, Suite 225
            Greenwich, CT 06830

            Contrarian Capital Fund I, L.P.
            c/o Contrarian Capital Management, L.L.C.
            411 West Putnam Avenue, Suite 225
            Greenwich, CT 06830
            ____________________________________________________________________

      (d).  Title of Class of Securities:

            Common Stock, par value $0.0001 per share
            ____________________________________________________________________

      (e).  CUSIP Number:

            778669101
            ____________________________________________________________________

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [x]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:

         Contrarian Capital Management, L.L.C.: 5,049,536 shares
         Contrarian Equity Fund, L.P.: 2,539,370 shares
         Contrarian Capital Fund I, L.P.: 1,933,135 shares
         ______________________________________________________________________

         (b)  Percent of class:

         Contrarian Capital Management, L.L.C.: 19.80%
         Contrarian Equity Fund, L.P.: 9.96%
         Contrarian Capital Fund I, L.P.: 7.58%
         ______________________________________________________________________

         (c) Number of shares as to which Contrarian Capital Management, L.L.C has:

        (i)   Sole power to vote or to direct the vote: 577,031

        (ii)  Shared power to vote or to direct the vote: 4,472,500

        (iii) Sole power to dispose or to direct the disposition of: 577,031

        (iv)  Shared power to dispose or to direct the disposition of: 4,472,500

         Number of shares as to which Contrarian Equity Fund, L.P. has:

        (i)   Sole power to vote or to direct the vote: 0

        (ii)  Shared power to vote or to direct the vote: 2,539,370

        (iii) Sole power to dispose or to direct the disposition of:  0

        (iv)  Shared power to dispose or to direct the disposition of: 2,539,370

         Number of shares as to which Contrarian Capital Fund I, L.P. has:

        (i)   Sole power to vote or to direct the vote: 0

        (ii)  Shared power to vote or to direct the vote: 1,933,135

        (iii) Sole power to dispose or to direct the disposition of:  0

        (iv)  Shared power to dispose or to direct the disposition of: 1,933,135

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         _______________________________________________________________________

Item 10.  Certification.

     By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      CONTRARIAN CAPITAL MANAGEMENT, L.L.C.*

                                      /s/ Jason Mudrick
                                      ----------------------------------------
                                              (Signature)

                                          Jason Mudrick, Portfolio Manager
                                      ----------------------------------------
                                              (Name/Title)

                                      CONTRARIAN EQUITY FUND, L.P.
                                      By: Contrarian Capital Management, L.L.C.

                                      /s/ Jason Mudrick
                                      ----------------------------------------
                                              (Signature)

                                          Jason Mudrick, Portfolio Manager
                                      ----------------------------------------
                                              (Name/Title)

                                      CONTRARIAN CAPITAL FUND I, L.P.
                                      By: Contrarian Capital Management, L.L.C.

                                      /s/ Jason Mudrick
                                      ----------------------------------------
                                              (Signature)

                                          Jason Mudrick, Portfolio Manager
                                      ----------------------------------------
                                              (Name/Title)

                                      November 20, 2007
                                      ----------------------------------------

* This Reporting Person disclaims beneficial ownership in the shares reported herein except to the extent of its pecuniary interest therein.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

     The undersigned agree that this Schedule 13G dated November 20, 2007 relating to the Common Stock, $0.0001 par value, of Rotech Healthcare Inc. shall be filed on behalf of the undersigned.

                                     CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

                                      /s/ Jason Mudrick
                                      ----------------------------------------
                                              (Signature)

                                          Jason Mudrick, Portfolio Manager
                                      ----------------------------------------
                                              (Name/Title)

                                      CONTRARIAN EQUITY FUND, L.P
                                      By: Contrarian Capital Management, L.L.C.

                                      /s/ Jason Mudrick
                                      ----------------------------------------
                                              (Signature)

                                          Jason Mudrick, Portfolio Manager
                                      ----------------------------------------
                                              (Name/Title)

                                      CONTRARIAN CAPITAL FUND I, L.P
                                      By: Contrarian Capital Management, L.L.C.

                                      /s/ Jason Mudrick
                                      ----------------------------------------
                                              (Signature)

                                          Jason Mudrick, Portfolio Manager
                                      ----------------------------------------
                                              (Name/Title)

SK 01385 0001 830884